Exhibit 10.1

FIRST AMENDMENT TO LOAN DOCUMENTS

This First Amendment to Loan Documents (this “Amendment”) is entered into as of June 23, 2026 (the “First Amendment Effective Date”), by and among AVENUE CAPITAL MANAGEMENT II, L.P., a Delaware limited partnership (“Agent”), AVENUE VENTURE OPPORTUNITIES FUND II, L.P., a Delaware limited partnership (“Avenue 2”; and together each other lender from time to time party hereto, each a “Lender” and, collectively, “Lenders”) and CALCIMEDICA, INC., a Delaware corporation (“Borrower”).

RECITALS

Agent, Lenders and Borrower are parties to those certain Loan Documents dated as of February 28, 2025, including that certain Loan and Security Agreement (as amended, amended and restated, supplemented or modified from time to time, the “Agreement”) and that certain Supplement to Loan and Security Agreement (as amended, amended and restated, supplemented or modified from time to time, the “Supplement”; and the together with the Agreement, the “Loan Documents”). The parties desire to amend the Loan Documents in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. The following defined terms in Part 1 of the Supplement are hereby amended and restated in their entirety to read as follows:

“Amortization Period” means the period commencing on October 1, 2027 and continuing until the Maturity Date.

“Final Payment” means a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) equal to (i) three and three quarters percent (3.75%) of the aggregate principal amount of the Growth Capital Loans funded to Borrower, plus (ii) Two Hundred Thousand Dollars ($200,000.00).

“Interest-only Period” means the period commencing on the Closing Date and continuing through and including September 30, 2027.

“Maturity Date” means September 1, 2029.

2. The following defined term is hereby added to Part 1 of the Supplement in the appropriate alphabetical order to read as follows:

“First Amendment Effective Date” means June 23, 2026.

3. Section 3(a) of the Supplement hereby is amended and restated in its entirety to read as follows:

“(a) Warrant. As additional consideration for the making of its Commitment, Lender has earned and is entitled to receive (a) immediately upon the execution of the Loan and Security Agreement and this Supplement, a warrant instrument issued by Borrower (as the same may be amended, restated, supplemented, or otherwise modified, the “Warrant”) and (b) immediately upon the execution of the First Amendment to Loan Documents, an additional warrant instrument issued by Borrower (as the same may be amended, restated, supplemented, or otherwise modified, the “First Amendment Warrant”; and together with the Warrant, the “Warrants”).”

4. Section 3(d) of the Supplement hereby is amended and restated in its entirety to read as follows:

“(d) Conversion Right. As of the First Amendment Effective Date, Lenders shall have the right, in their respective discretion, but not the obligation, at any time and from time to time, while the Loan is outstanding, to convert an aggregate amount of up to Three Million Dollars ($3,000,000) of the principal amount of the outstanding Growth Capital Loans (the “Conversion Option”) into

Borrower’s common stock (the “Common Stock”) at a price per share equal to the Stock Purchase Price set forth (and as defined) in the Warrant, or in lieu of Common Stock in the event Conversion would exceed the Beneficial Ownership Limitation, pre-funded warrants to purchase shares of Common Stock (“Pre-Funded Warrants”), in the form attached hereto as Exhibit A, at a price per underlying share equal to the Stock Purchase Price in the Warrant minus $0.0001, (the applicable price per share, the “Conversion Price;” the exercise of such Conversion Option together with any conversion pursuant to a Put Option, as applicable, a “Conversion”); provided that the Conversion Option is subject to the Put Option (as defined in Section (e) hereof). The Conversion Option will be exercised by such Lender delivering a written, signed conversion notice to the Borrower in accordance with this Section 3(d) which will include (i) the date of which the conversion notice is given, (ii) a statement to the effect that the Lender is exercising the Conversion Option, (iii) the amount in respect of which the Conversion Option is being exercised and the number of shares issued and/or underlying Pre-Funded Warrants issued and (iv) a date on which the allotment and issuance of the shares and/or Pre-Funded Warrants is to take place (the “Notice of Conversion”). In the event Borrower elects to prepay the Loans in full, Lenders shall have ten (10) days to elect to exercise their respective Conversion Option prior to such prepayment. Any Loans that have been converted pursuant to this Conversion Option shall be deemed to be paid in full upon issuance of the Common Stock and/or Pre-Funded Warrants set forth in the Conversion Option. Notwithstanding the above, the Conversion Option shall automatically terminate on the Maturity Date (or such earlier date that the Commitments have terminated and the Obligations are repaid in full (other than inchoate indemnity obligations)).”

5. New Section 3(e) hereby is added to the Supplement to read as follows:

“(e) Put Option. Following the First Amendment Effective Date, Borrower shall have the option, no more than once per calendar month, to require the Lenders to convert Growth Capital Loans subject to the Conversion Option in an amount not to exceed twenty percent (20%) of the average daily trading volume of Common Stock for the previous fifteen (15) consecutive trading days immediately prior to and including the effective date of such Conversion (the “Put Option”), provided that the volume-weighted average price of the Common Stock, determined for the fifteen (15) consecutive trading days ending on the last trading day immediately preceding the date of any such Conversion, as reported by Bloomberg, L.P., is at least fifty percent (50%) greater than the Conversion Price. Any Put Option may be for shares of Common Stock, or, if a Conversion would exceed the Beneficial Ownership Limitation, all or any portion of such Conversion shall be for Pre-Funded Warrants.”

6. New Section 3(f) hereby is added to the Supplement to read as follows:

“(f) Conversion Limitations. Lenders shall not have the right to exercise the Conversion Option for Common Stock, and Borrower shall not have the right to exercise the Put Option for shares of Common Stock, and, in each case, all or any portion of such Conversion shall be converted into a Conversion for Pre-Funded Warrants, to the extent that after giving effect to the Conversion, Lenders (together with Lenders’ Affiliates, and any Persons acting as a group together with Lenders or any of the Lenders’ Affiliates, the “Attribution Parties”) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by Lenders and their Attribution Parties shall include the number of shares of Common Stock issuable upon the Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of any outstanding Growth Capital Loans beneficially owned by Lenders or any of their Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of Borrower subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by Lenders or any of their Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 3(f) applies, the determination of whether each Lender can exercise the Conversion Option (in relation to other securities owned by Lenders together with any Attribution Parties) shall be in the sole discretion of the Lenders, and the submission of a conversion notice shall be deemed to be each Lender’s determination of whether such Lender may exercise the Conversion Option for shares of Common Stock (in relation to other securities owned by such Lender together with any Attribution Parties) in each case subject to the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3(f), in determining the number of outstanding shares of Common Stock, Lenders may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) Borrower’s most recent periodic or annual report filed with the SEC, as the case may be, (ii) a more recent public announcement by Borrower, or (iii) a more recent written notice by Borrower or Borrower’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of Lender, Borrower shall within two (2) Trading Days confirm orally and in writing to Lender the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of Borrower, including the Conversion Option and/or Put Option if such Conversion is for shares of Common Stock, by Lenders or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. Upon written or oral request of the Borrower, Lenders shall within two (2) Trading Days confirm orally and in writing to Borrower the number of shares of Common Stock beneficially owned by Lenders and their Attribution Parties. Borrower shall be entitled to rely on such beneficial ownership information provided by Lenders for purposes of the Put Option. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Conversion Option. By written notice to the Borrower, the Lenders may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Borrower; provided further that the Lenders cannot decrease the Beneficial Ownership Limitation below 4.99%, and (ii) any such increase or decrease will apply only to the Lenders.”

7. No course of dealing on the part of Agent or any Lender, nor any failure or delay in the exercise of any right by Agent or any Lender, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Agent or any Lender’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Agent or any Lender thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Agent or Lender.

8. NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts owing to any Lender. Borrower and each of its affiliates (each, a “Releasing Party”) acknowledges that Agent and Lenders would not enter into this Agreement without Releasing Party’s assurance that it has no claims against Agent or any Lender or any of Agent or Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Agreement, each Releasing Party releases Agent and each Lender, and each of Agent and Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Agent or any Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Agent and each Lender and their agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Agreement and the other Loan Documents, and/or any Lender’s actions to exercise any remedy available under the Loan Documents or otherwise.

9. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Loan Documents (as defined in the Agreement). The Loan Documents, as amended hereby, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Agent or any Lender under the Loan Documents, as in effect prior to the date hereof.

10. As a condition to the effectiveness of this Amendment, Agent shall have received, in form and substance reasonably satisfactory to Agent, the following:

(a) this Amendment, duly executed by Borrower;

(b) the First Amendment to Warrant in favor of Lender, duly executed by Borrower;

(c) the First Amendment Warrant in favor of Lender, duly executed by Borrower;

(d) all reasonable Lender expenses incurred through the date of this Amendment; and

(e) such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.

11. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

BORROWER:

CALCIMEDICA, INC.

By:	/s/ Rachel Leheny
Name:	Rachel Leheny
Title:	Chief Executive Officer

AGENT:

AVENUE CAPITAL MANAGEMENT II, L.P.

By: Avenue Capital Management II GenPar, LLC
Its: General Partner

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	Member

LENDER:

AVENUE VENTURE OPPORTUNITIES FUND II, L.P.

By:	Avenue Venture Opportunities Partners II, LLC
Its:	General Partner

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	Authorized Signatory

Exhibit A

Pre-Funded Warrant

[see attached]